Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (the “Registration Statement”) of our report dated September 13, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which is included in Orleans Homebuilders, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2007.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

May 23, 2008